[Execution Version]

GEORGIA

PURCHASE AND SALE AGREEMENT

(The Standard at Lenox Park)

THIS AGREEMENT (herein called this “Agreement”) is made and entered into this 10th day of November, 2006 (the “Effective Date”), by and between ING U.S.-Residential Fund, L.P., a Delaware limited partnership (herein called “Seller”); and BERKSHIRE INCOME REALTY-OP, L.P., a Delaware limited partnership (herein called “Buyer”).

W I T N E S S E T H:

1.          Agreement to Sell and Purchase. For and in consideration of the Earnest Money, in hand paid by Buyer to Escrow Agent, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, Buyer and Escrow Agent, Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase and take from Seller, subject to and in accordance with all of the terms and conditions of this Agreement, the following:

(a)        All that certain lot, tract or parcel of improved real estate more particularly described on Exhibit “A” attached hereto known as The Standard at Lenox Park, a 375-unit mid-rise apartment property located in the Buckhead section of Atlanta, Georgia., together with all plants, shrubs and trees located thereon, and together with all rights, ways and easements appurtenant thereto (herein collectively called the “Land”);

(b)        All buildings, structures and other improvements located on the Land and all fixtures attached or affixed, actually or constructively, to the Land or to any such buildings, structures or other improvements (herein collectively called the “Improvements”);

(c)         The goods, equipment, machinery, apparatus, fittings, furniture, furnishings and other personal property owned by Seller and located on the Land or within the Improvements and used in connection with the operation, management or maintenance of the Land or the Improvements, as described on Exhibit “B” attached hereto, subject, however, to obsolescence and consumption in the ordinary course of business between the Effective Date and the Closing Date (herein collectively called the “Personalty”);

(d)        All of the right, title and interest of Seller as “lessor” or “landlord” in, to and under all leases and other agreements for the use, occupancy or possession of all or any part of the Land or the Improvements including, without limitation:

(i)           to the extent in effect on the Closing Date, all the tenant leases scheduled and identified on Exhibit “C” attached hereto (herein called the “Existing Leases”); and

(ii)          all renewals or extensions of Existing Leases, and all new tenant leases, executed and entered into by Seller between the Effective Date and the Closing Date in accordance

BUSDOCS/1586308.8

with the terms and provisions of this Agreement (herein collectively called the “New Leases”) which are in force and effect on and as of the Closing Date (the Existing Leases and the New Leases specifically include, without limitation, any agreement for the payment of leasing or brokerage commissions or apartment locator fees with respect thereto owed in connection with any New Leases under which tenants have not taken occupancy as of the Closing Date (herein collectively called “Commission Obligations”));

(e)         All of the right, title and interest of Seller in, to and under those management, service and other contracts and agreements, if any, scheduled and identified on Exhibit “D” attached hereto (herein called the “Service Agreements”);

(f)         All of the right, title and interest of Seller in, to and under any warranties and guaranties pertaining to the Improvements, to the extent the same are transferable;

(g)        All of Seller’s right, title and interest in and to any intangible property now or hereafter owned by Seller and used solely in connection with the Land, Improvements and Personalty, including, without limitation, the name of the Property and any trademarks, trade names, trade styles, service marks, software, domain names and web sites related to the Property, data files in Seller’s possession containing the information set forth in the Rent Roll (as hereinafter defined), all contract rights, escrow or security deposits, utility agreements or other rights related to the ownership of or use and operation of the Land, Improvements and Personalty as hereinafter defined (collectively, the “Intangible Property”), provided, however, that Intangible Property shall not include the right to use: (A) the name ING and any derivations thereof, (B) the ING lion logo, and (C) any other trademarks, logos, trade colors, service marks and trade names of Seller.

(h)          All of the right, title and interest of Seller in, to and under any certificates, licenses, permits, consents, authorizations and approvals with respect to the use, occupancy, possession and operation of the Land and the Improvements, to the extent the same are transferable (herein called the “Permits”).

The Land, the Improvements and the Personalty are herein sometimes collectively called the “Project”; and all of the matters described in this paragraph 1 are herein sometimes collectively called the “Property”. Notwithstanding any provision of this Agreement to the contrary, there shall be specifically excluded from the Property and from the purchase and sale transaction for which this Agreement provides: any and all computer software, including all programs and applications, (provided, however, Seller shall use reasonable efforts to provide Buyer with printed copies and electronic files of the rent roll, security deposits, prepaid rent report, delinquency report, and tenant ledger) used by Seller or the Property Manager in the marketing, operation or use of the Property.

2.           Purchase Price; Method of Payment. The purchase price for the Property (herein called the “Purchase Price”) shall be FORTY-SEVEN MILLION ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($47,100,000.00). The Purchase Price, after crediting the Earnest Money, and subject to the prorations and adjustments herein described, shall be paid by Buyer to Escrow Agent for payment to Seller at Closing by wire delivery of funds through the Federal Reserve System to an account designated in writing by Seller.

3.	Earnest Money.

(a)         On the Effective Date, Buyer shall deliver to Lawyers Title Insurance Corporation, 150 Federal Street, Suite 200, Boston, Massachusetts 02110, Attention: Robert G. Soule, Esq., Facsimile: (617) 619-4848 (herein called the “Escrow Agent”) the sum of SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($750,000.00) (which sum, together with all interest actually earned thereon during the term of this Agreement is herein called the “Earnest Money”).

(b)        If Buyer shall fail to timely deliver the Earnest Money to Escrow Agent, then this Agreement shall terminate automatically, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void. All deposits by Buyer required pursuant to this paragraph 3 shall be in the form of a wire transfer of funds to Escrow Agent, and no such deposit shall be deemed timely unless actually received by the date therefor set forth in this paragraph 3.

(c)         Throughout the term of this Agreement, Escrow Agent shall hold and disburse the Earnest Money in accordance with the terms and conditions of this Agreement, including, without limitation, the terms and conditions set forth on Exhibit “E” attached hereto, and invest the Earnest Money with a national bank whose depositors are insured by the Federal Deposit Insurance Corporation or other financial institutions located in Atlanta, Georgia as are reasonably acceptable to Buyer and Seller.

(d)        On the Closing Date, the Earnest Money will be delivered to Seller and applied as part payment of the Purchase Price.

4.          Closing.            The closing of the purchase and sale of the Property (herein called “Closing”) shall be conducted by mail through the offices of the Escrow Agent at 10:00 a.m., Eastern Time, on November 29, 2006 (herein called the “Closing Date”). It is agreed that time is of the essence of this Agreement. The Closing shall be conducted through an escrow administered by Escrow Agent. Buyer and Seller shall execute supplemental escrow instructions as may be appropriate to enable Title Company to comply with the terms of this Agreement, so long as such instructions are not in conflict with this Agreement. The transactions described herein shall be closed by means of concurrent delivery of the documents of title, transfer of interest, delivery of Title Policy (as hereinafter defined) and the Purchase Price, customarily referred to as a “New York Style” closing.

5.	Access and Inspection; Examination by Buyer.

(a)        Between the date of this Agreement and the Closing Date, Buyer and Buyer’s agents, employees, contractors, representatives and other designees (herein collectively called “Buyer’s Designees”) shall have the right to enter the Project for the purposes of inspecting the

Project, conducting surveys, mechanical and structural engineering studies, and conducting any other investigations, examinations, tests and inspections as Buyer may reasonably require to assess the condition of the Project; provided, however, that:

(i)           Buyer shall give Seller reasonable notice prior to any entry on the Project by Buyer or Buyer’s Designees. Any activities by or on behalf of Buyer, including, without limitation, the entry by Buyer or Buyer’s Designees onto the Project, or the other activities of Buyer or Buyer’s Designees with respect to the Project (herein called “Buyer’s Activities”) shall be undertaken during normal business hours and shall not damage the Project in any material respect or unreasonably disturb or interfere with the rights or possession of any tenant of the Project.

(ii)          In the event the Project is altered or disturbed in any manner in connection with any Buyer’s Activities, Buyer shall promptly return the Project to substantially the same condition existing prior to Buyer’s Activities.

(iii)        Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, liabilities, damages, losses, costs and expenses of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses and court costs) suffered, incurred or sustained by Seller as a result of, by reason of, or in connection with any Buyer’s Activities, provided, however, that the foregoing indemnity shall not apply to matters merely discovered by Buyer, but not originally caused by Buyer, nor shall such indemnity apply to claims, liabilities, costs and expenses arising out of the acts or omissions of Seller or Seller’s agents.

(iv)Buyer shall keep all findings, recommendations, opinions and information derived from any testing or studies undertaken by or on behalf of Buyer with respect to the Property in strict confidence, and shall not disclose any results of such testing or studies to any third party without the prior written approval of Seller. Notwithstanding the foregoing provision, however, Buyer may make such disclosure:

(A)as may be required by law or by an order of a court, governmental authority upon prior written notice to Seller; and

(B)to Buyer’s consultants, and Buyer’s directors, officers, employees, legal counsel and lenders or prospective lenders (herein collectively called the “Related Parties), so long as such parties agree to maintain the confidentiality of all such disclosures.

Without limiting the generality of the foregoing provisions, Buyer and Buyer’s Designees shall not seek to enter any individual apartment units, or contact tenants of the Project, without first obtaining the express consent of Seller in each instance. Notwithstanding any provision of this Agreement to the contrary, Buyer shall not have the right to undertake any environmental studies or testing beyond the scope of a standard “Phase I” evaluation, or any invasive testing, without the prior written consent of Seller.

(b)        Buyer shall have until 5:00 p.m., Eastern Time, on November 10, 2006 (herein called the “Due Diligence Date”), to perform such investigations, examinations, tests and inspections as Buyer shall deem necessary or desirable to determine whether the Property is suitable and satisfactory to Buyer, provided, however, that with respect to title, survey and zoning matters, the Due Diligence Date shall mean 5:00 p.m., Eastern Time, on November 14, 2006. In the event Buyer shall determine that the Property is not suitable and satisfactory to Buyer, for any reason or no reason, in Buyer’s sole and absolute discretion, Buyer shall have the right to terminate this Agreement by giving written notice of such termination to Seller on or before the applicable Due Diligence Date (herein called “Termination Notice”). In the event Buyer gives Seller the Termination Notice, the Earnest Money shall be refunded to Buyer promptly upon request, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void. If Buyer does not terminate this Agreement in accordance with this paragraph 5 on or before the applicable Due Diligence Date, Buyer shall have no further right to terminate this Agreement pursuant to this paragraph 5.

(c)         Prior to any entry by Buyer or any of Buyer’s Designees onto the Property, Buyer shall:

(i)           if Buyer does not then have such a policy in force, procure a policy of commercial general liability insurance, issued by an insurer reasonably satisfactory to Seller, covering all Buyer’s Activities, with a single limit of liability (per occurrence and aggregate) of not less than $2,000,000.00; and

(ii)          deliver to Seller a Certificate of Insurance, evidencing that such insurance is in force and effect, and evidencing that Seller (and Seller’s mortgagee) have been named as additional insureds thereunder with respect to any Buyer’s Activities (such Certificate of Insurance shall be delivered to Seller, at the address for notices set forth below Seller’s execution of this Agreement).

Such insurance shall be written on an “occurrence” basis, and shall be maintained in force until the earlier of (y) the termination of this Agreement and the conclusion of all Buyer’s Activities, or (z) Closing.

(d)        Buyer acknowledges that Seller may deliver to Buyer certain documents and information in Seller’s possession with regard to the Property (herein called the “Due Diligence Materials”). The Due Diligence Materials will be provided to Buyer without any representation or warranty of any kind or nature whatsoever and are merely provided to Buyer for Buyer’s informational purposes. Until Closing, Buyer and Buyer’s Designees shall maintain all Due Diligence Materials as confidential information, subject to disclosures permitted under paragraph 5(a)(iv). If the purchase and sale of the Property is not consummated in accordance with this Agreement, regardless of the reason or the party at fault, Buyer shall promptly re-deliver to Seller all copies of the Due Diligence Materials, whether such copies were actually delivered by Seller or are duplicate copies made by Buyer or Buyer’s Designees.

(e)         Seller shall make available to Buyer, at the on-site management office of the Property, the following Due Diligence Materials, to the extent the same are in the possession of

Seller or the Property Manager and have not been theretofore delivered to Buyer within five (5) days of the Effective Date:

(i)	A current rent roll for the most recent month, a copy of which is attached hereto as Exhibit “C” (the “Rent Roll”).

(ii)	Copies of the Service Agreements listed on Exhibit “D”.

(iii)	A copy of the most current as-built survey of the Property (herein called the “Existing Survey”).

(iv)	Copies of the most recent year’s ad valorem tax bills pertaining to the Property or any portion thereof.

(v)	A copy of the most recent environmental report obtained by Seller and pertaining to the Property or any portion thereof.

(vi)	Copies of unaudited year-end operating statements pertaining to the Property for the years 2004 and 2005, together with a year-to-date operating statement for the current year.

(vii)

A set of the rent roll, unit status/availability, aged delinquency, security deposit and move-in/move out reports from the Seller’s on-site property management and accounting systems located at the Property.

(viii)

A listing of Seller’s account numbers for utilities serving the Property, together with copies of all utility bills (gas, electric, water and sewer) relating to the Property for the immediately prior twelve (12) month period.

(ix)	Copies of the Permits.

(x)	Copies of all Existing Leases.

(xi)	A copy of any policy of title insurance obtained by Seller with respect to the Property.

(f)         The Due Diligence Materials shall in no event include any listing agreements for the Property, any materials deemed by Seller to be proprietary, any appraisal of the Property, or any matters that are subject to any confidentiality obligations.

6.          Prorations and Adjustments to Purchase Price. The following prorations and adjustments shall be made between Buyer and Seller at Closing, or thereafter if Buyer and Seller shall agree:

(a)        All city, state and county ad valorem taxes and similar impositions levied or imposed upon or assessed against the Property (herein called the “Taxes”), for the year in which

Closing occurs shall be prorated as of the Closing Date. In the event that Seller has heretofore protested or appealed, or, prior to the Closing Date, protests or appeals, the Taxes for the billing period in which Closing occurs, and such protest results in a reduction in the Taxes payable, Buyer shall reimburse Seller for its pro rata share of the reasonable and actual costs incurred by Seller in pursuing such protest or appeal.

(b)        Utility charges payable by Seller, including water, sewer, electric, gas, telephone, trash removal, garbage removal and cable or satellite television shall be prorated as of the Closing Date. To the extent practicable, the parties shall cooperate in seeking to obtain a transfer of the utility accounts as of the Closing Date. If any utility accounts are not transferred as of the Closing Date, the parties shall cooperate in arranging for said transfer as soon as practicable after the Closing Date. If any final reading and billing cannot be obtained prior to Closing, such utility expenses shall be prorated at the Closing based on an estimate, and when the final bill is received the actual amount shall be prorated between the parties. Seller shall be credited with any utility deposits transferred to the account of Buyer.

(c)         All rents and other payments on account of financial obligations of tenants under the Existing Leases and the New Leases (herein collectively called “Rents”) for the month in which the Closing Date occurs, which have actually been paid as of the Closing Date, shall be prorated as of the Closing Date. In the event that, at the time of Closing, there are any past due or delinquent Rents, Buyer shall use its reasonable efforts to collect such past due or delinquent Rents. Seller shall have the right to make such additional collection efforts following Closing as Seller shall deem appropriate, provided, however, that Seller may not pursue an eviction of any tenant or a termination of any Existing Lease or New Lease. Subsequent to Closing, all monies received from or on behalf of any tenant owing delinquent Rents shall be applied and paid as follows: first to the month in which Closing occurred, then to such tenant’s current monthly rental and then to arrearages in the reverse order in which they were due, remitting promptly to Seller, any balance properly allocable to Seller’s period of ownership. Furthermore, at Closing, Seller shall pay in full any unpaid leasing or brokerage commissions, or apartment locator fees, owed in connection with any Existing Leases or New Leases under which tenants have taken occupancy as of the Closing Date.

(d)        Buyer shall receive a credit against the Purchase Price in the amount of all, if any, refundable security deposits and other refundable tenant deposits held or required to be held by Seller (along with any interest thereon required pursuant to applicable law or an applicable Existing Lease or New Lease) which, as of the Closing Date, have not been applied or expended for their intended purposes, and Seller shall retain such funds free and clear of any and all claims on the part of tenants. Buyer shall be responsible for maintaining as security deposits and other deposits the aggregate amount so credited to Buyer in accordance with all applicable laws, rules and regulations, and in accordance with the provisions of the Existing Leases and the New Leases relevant thereto.

(e)         All amounts payable under any of the assumed Service Agreements and other expenses of the Property (herein collectively called “Expenses”) shall be prorated as of the Closing Date.

(f)         Any other items that are customarily prorated in connection with the purchase and sale of properties similar to the Property shall be prorated as of the Closing Date.

(g)          It is the intent of Buyer and Seller that all Rents attributable to periods prior to the Closing Date shall accrue to the benefit of Seller, and all Rents attributable to periods including and after the Closing Date shall accrue to the benefit of Buyer. Furthermore, it is the intent of Buyer and Seller that all Taxes and Expenses attributable to periods prior to the Closing Date shall be the responsibility of Seller, and that all Taxes and Expenses attributable to periods including and after the Closing Date shall be the responsibility of Buyer. Thus, in the event that, after Closing:

(i)           Seller receives any Rents attributable to periods on and after the Closing Date, then Seller shall promptly remit such Rents to Buyer for application in accordance with paragraph 6(c) hereof;

(ii)          Buyer receives any Rents attributable to periods prior to the Closing Date, then Buyer shall apply such Rents in accordance with paragraph 6(c) hereof;

(iii)         Seller receives any refunds of Taxes or Expenses attributable to periods on and after the Closing Date, then Seller shall promptly remit such refunds to Buyer; and

(iv)         Buyer receives any refunds of Taxes or Expenses attributable to periods prior to the Closing Date, then Buyer shall promptly remit such refunds to Seller.

In the event that the amount of any item to be prorated is not determinable at the time of Closing, such proration shall be made on the basis of the best available information, and the parties shall re-prorate such item promptly upon receipt of the applicable bills therefor and shall make between themselves any equitable adjustment required by reason of any difference between the estimated amount used as a basis for the proration at Closing and the actual amount subject to proration. In the event any prorated item is due and payable at the time of Closing, the same shall be paid at Closing. If any prorated item is not paid at Closing, Seller shall deliver to Buyer the bills therefor promptly upon receipt thereof, and Buyer shall be responsible for the payment in full thereof within the time fixed for payment thereof and before the same shall become delinquent. In making the prorations required by this paragraph 6, the economic burdens and benefits of ownership of the Property for the Closing Date shall be allocated to Buyer. The provisions of this Section 6 shall survive Closing.

7.	Title and Survey Review.

(a)         For purposes of this Agreement, “good and marketable fee simple title” shall mean such title as is insurable by Lawyers Title Insurance Corporation under its standard ALTA form of owner’s policy of title insurance (1992 Form B), at its standard rates, subject only to the following (herein called the “Permitted Exceptions”):

(i)           the standard or printed exclusions in the form of owner’s policy of title insurance referenced above;

(ii)	the lien for Taxes not due and payable on or before the Closing Date;

(iii)	zoning ordinances affecting the Property;

(iv)	the rights of parties in possession under Existing Leases or New Leases;

(v)          all matters, if any, waived or deemed to have been waived by Buyer pursuant to this paragraph 7;

(vi)	all matters arising under, or created by, Buyer; and

(b)        Buyer shall cause a commitment for title insurance (herein called the “Title Commitment”) to be issued by Escrow Agent (herein called “Title Company”), and copies of the Title Commitment to be delivered to Seller and Seller’s counsel. The Title Commitment shall commit to insure Buyer’s title to the Property in the face amount of the Purchase Price. Buyer shall have until 5:00 p.m., Eastern Time on November 14, 2006 in which to examine the Title Commitment and the Existing Survey (as defined below) and in which to give Seller written notice of any objections to matters set forth therein (herein called the “Initial Notice”). Buyer may reexamine title to the Property up to and including the Closing Date and give Seller written notice of any additional objections to matters appearing of record subsequent to the effective date of the Title Commitment, but Buyer’s failure to specify in the Initial Notice an objection to any matter appearing of record as of the date of the Initial Notice shall be deemed to be, and shall constitute, a waiver of any objection to such matter, and such matter shall thereafter constitute a Permitted Exception under this Agreement. Furthermore, if Buyer shall fail to give the Initial Notice, Buyer shall be deemed to have waived any objection to all matters of record as of the date of the Title Commitment, and all such matters shall thereafter constitute Permitted Exceptions under this Agreement.

(c)         Seller shall have until the date ten (10) days after Seller’s receipt of the Initial Notice in which to review the Initial Notice, and, if Seller elects, in which to give Buyer written notice of any valid objections specified therein which Seller intends to attempt to satisfy (herein called a “Cure Notice”), except with respect to the Monetary Liens (as defined below), which Seller shall remove or cure at Closing with the proceeds from the Purchase Price. If Seller fails to give a Cure Notice with respect to any objection specified in the Initial Notice, and if Buyer thereafter does not elect to terminate this Agreement pursuant to paragraph 5 hereof, Buyer shall be deemed to have waived any objection specified in the Initial Notice as to which Seller has failed to give a Cure Notice, and any such objection shall thereafter constitute a Permitted Exception under this Agreement.

(d)        Seller shall have until the Closing Date to satisfy all objections other than those waived or deemed to have been waived by Buyer pursuant to paragraphs 7(b) and 7(c), and, if Seller fails so to satisfy any such valid objections, then, at the option of Buyer, and as its sole and exclusive alternatives and remedies, Buyer may:

(i)           terminate this Agreement, in which event the Earnest Money shall be refunded to Buyer promptly upon request, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void; or

(ii)          waive such satisfaction and performance and elect to consummate the purchase and sale of the Property, in which event all unsatisfied objections shall constitute Permitted Exceptions under this Agreement.

The remedies of Buyer as set forth in clauses (i) and (ii) of this paragraph 7(d) shall be Buyer’s sole and exclusive remedies in the event Seller gives a Cure Notice and Seller fails to satisfy any valid objections, notwithstanding anything to the contrary contained herein.

(e)         Notwithstanding any provision of this paragraph 7 to the contrary, Seller shall not, during the term of this Agreement, enter into, or (except as may be required by applicable law or instruments of record as of the Effective Date) consent in writing to, any instrument (other than New Leases or any service agreements executed in the ordinary course of business) that encumbers title to the Property, and that Seller does not cause to be removed as an encumbrance to title to the Property prior to or in connection with Closing.

(f)         Further notwithstanding any provision of this paragraph 7 to the contrary, in connection with Closing, Seller shall cause the Property to be released from (or shall provide a payoff letter or other documentation sufficient to cause the Title Company to commit to insure, to Buyer’s satisfaction, Buyer’s title to the Property without exception for), at no cost to Buyer, all liens of mortgages or deeds of trust, mechanics’ liens, attachments, judgments, liens to secure the payment of income taxes of Seller or Seller’s constituents, delinquent property tax and assessment liens against the Property and any other liens against the Property that can be removed by the payment of a sum (collectively, “Monetary Liens”).

8.           Survey. Seller has delivered to Buyer that certain ALTA/ASCM Land Title Survey for ING Clarion Land Lot 200, 18th District, DeKalb County Georgia, prepared by Travis Pruitt & Associates, Inc. (the “Surveyor”) dated as of August 3, 2006 (the “Existing Survey”). All matters shown on the Existing Survey shall be deemed Permitted Exceptions unless Buyer indicates otherwise in the Initial Notice referred to in Section 7(b) above, in which case, the provisions of Section 7 shall govern. Buyer has engaged the Surveyor to update the Existing Survey, such updated Existing Survey shall be hereinafter referred to as the “New Survey”. If the New Survey reveals any matters (collectively, "New Survey Matters") affecting title to the Property which were not shown on the Existing Survey, such New Survey Matters shall be deemed Permitted Exceptions except any as to which Buyer objects by written notice to Seller (the “Buyer’s New Survey Notice”) by not later than 5:00 p.m. Eastern Time on the date that is three (3) business days after Buyer’s receipt of the New Survey. Seller shall have until the date ten (10) days after Seller’s Receipt of the Buyer’s New Survey Notice in which to review the Buyer’s New Survey Notice (the "New Survey Election Period"), and, if Seller elects, in which to give Buyer written notice of any valid objections specified therein which Seller intends to attempt to satisfy. If Seller makes such election, Seller shall cure all such New Survey Matters at or prior to Closing. If Seller fails to make such election within the New Survey

Election Period or if Seller fails to satisfy any such valid objections at or prior to Closing, then Buyer, at its option exercised by written notice to Seller, may:

(a)          if the New Survey Matters constitute Material Survey Matters, decline to purchase the Property in which event Buyer, by delivering written notice thereof to Seller within five (5) days after the end of the New Survey Election Period, may terminate this Agreement and receive a full refund of the Earnest Money and the parties hereto shall have no further rights or obligations hereunder whatsoever, except for those rights and obligations that, by the express terms hereof, survive any termination hereof; or

(b)          waive such New Survey Matters and proceed to close the purchase and sale of the Property with a reduction in the Purchase Price by only such amounts that are of a definite and ascertainable amount and can be so determined. If Buyer elects not to terminate this Agreement as provided in subparagraph (a) above, all New Survey Matters shall be deemed Permitted Exceptions.

For purposes of this Section 8, “Material Survey Matters” shall mean any New Survey Matters that indicate (i) a violation of laws, (ii) any encroachment of any improvements from or onto the Property or into any easement area in violation of the applicable easement, (iii) any third party rights in or over the Property, (iv) the need for additional easement rights benefiting the Property relating to access, drainage or other utilities, (v) the location of any of the improvements on the Property in a flood zone, or (vi) any other matter that Buyer determines, in its reasonable discretion, could reasonably be expected to have a material adverse effect on Buyer's use of the Property as residential apartments.

9.          Proceedings at Closing. On the Closing Date, Closing shall take place as follows:

(a)         On the Closing Date, Seller shall deliver to Buyer the following documents and instruments, duly executed by or on behalf of Seller:

(i)           A Limited Warranty Deed, in recordable form, in the form of, and on the terms and conditions set forth in, that attached hereto as Schedule “1” to Exhibit “G”, conveying the Land and the Improvements subject to the Permitted Exceptions (herein called the “Deed”).

(ii)	A PT-61 Real Estate Transfer Tax Form.

(iii)        A Bill of Sale, in the form of, and on the terms and conditions set forth in, that attached hereto as Schedule “2” to Exhibit “G”, conveying Seller’s interest in the Personalty.

(iv)         An Assignment and Assumption of Tenant Leases, in the form of, and on the terms and conditions set forth in, that attached hereto as Schedule “3” to Exhibit “G” (herein called the “Lease Assignment”), whereby Seller transfers and assigns to Buyer all of Seller’s right, title and interest as “landlord” or “lessor” in, to and under the

Existing Leases (to the extent in effect on the Closing Date) and the New Leases, and whereby Buyer assumes and agrees to perform the duties and obligations of the “landlord” or “lessor” under the Existing Leases and the New Leases (including, without limitation, Commission Obligations) arising from and after the Closing Date (which assignment of tenant leases shall be executed by Buyer). The Lease Assignment shall include an updated rent roll for the Project dated within seven (7) days of the Closing Date.

(v)          An Assignment, in the form of, and on the terms and conditions set forth in, that attached hereto as Schedule “4” to Exhibit “G” (herein called the “General Assignment”), whereby Seller transfers and assigns to Buyer all of Seller’s right, title and interest in, to and under the Service Agreements, the Guaranties and the Permits, and whereby Buyer assumes and agrees to perform the duties and obligations of the owner of the Property under the Service Agreements and the Permits arising from and after the Closing Date (which assignment shall be executed by Buyer).

(vi)         A Seller’s Affidavit, in the form of, and on the terms and conditions set forth in, that attached hereto as Schedule “5” to Exhibit “G”, with respect to the Property.

(vii)       A Certificate and Affidavit of Non-Foreign Status, in the form of, and on the terms and conditions set forth in, that attached hereto as Schedule “6” to Exhibit “G”.

(viii)      A 1099-S request for taxpayer identification number and certification and acknowledgment (herein called a “1099-S”), in the form of, and on the terms and conditions set forth in, that attached hereto as Schedule “7” to Exhibit “G”.

(ix)         An affidavit sufficient to establish either that Seller is exempt (herein called an “Exemption Certificate”) from the withholding requirements of O.C.G.A. §§48-7-128 and 129 and the regulations promulgated thereunder (herein collectively called the “Withholding Statute”) or an affidavit of gain in the form required by the Withholding Statute (herein called an “Affidavit of Gain”). If Seller furnishes an Affidavit of Gain, then Seller shall withhold and deduct from the Purchase Price an amount equal to three percent (3%) of the “Net Taxable Gain” reflected on the Affidavit of Gain, and will cause such sum to be remitted to the Georgia Department of Revenue pursuant to the Withholding Statute.

(x)          Evidence in form and substance reasonably satisfactory to the Title Company that Seller has the power and authority to execute and enter into this Agreement and to consummate the purchase and sale of the Property, and that any and all actions required to authorize and approve the execution of and entry into this Agreement by Seller, the performance by Seller of all of Seller’s duties and obligations under this Agreement, and the execution and delivery by Seller of all documents and other items to be executed and delivered to Buyer at Closing, have been accomplished.

(x)          A settlement statement reflecting the economic terms set forth herein (herein called the “Settlement Statement”).

(xi)	The Seller’s Representation Certificate (as defined below).

(xii)       Such affidavits as the Title Company may reasonably require in order to omit from its title insurance policy all exceptions for (i) parties in possession other than under the rights to possession granted under the Leases; and (ii) mechanics’ liens, as well as a Gap Indemnity Agreement.

(b)          At Closing, Seller shall deliver to Buyer, or shall make available to Buyer at the on-site management office of the Property, if and to the extent in Seller’s possession, the executed originals, or copies if originals are not available, of the Existing Leases, the New Leases, the Service Agreements and the Permits.

(c)         At Closing, Seller shall execute and deliver to Buyer a form letter notifying tenants of the Property of the sale of the Property to Buyer.

(d)	At Closing, Buyer shall:

(i)           deliver the Purchase Price to Seller in accordance with the provisions of this Agreement;

(ii)          deliver to Seller counterparts of the Lease Assignment, the General Assignment and the Settlement Statement, each duly executed by or on behalf of Buyer; and

(iii) deliver to Seller evidence in form and substance reasonably satisfactory to the Title Company that Buyer has the power and authority to execute and enter into this Agreement, and that any and all actions required to authorize and approve the execution and entry into this Agreement by Buyer and the performance by Buyer of its duties and obligations under this Agreement have been accomplished.

10.        Costs of Closing. The following expenses shall be paid in cash at or prior to the Closing:

(a)         Seller shall bear and pay one-half (½) of Escrow Agent’s escrow fees, any recording costs associated with the release of any liens or encumbrances Seller is required to cause to be released under this Agreement, the State of Georgia Real Estate Transfer Tax payable upon recordation of the Deed, and Seller’s attorneys fees.

(b)        Buyer shall bear and pay one-half (½) of Escrow Agent’s escrow fees, the cost of any New Survey obtained by Buyer, the premiums for any policy of title insurance obtained by Buyer with respect to the Property, all recording charges imposed upon the recordation of the Deed, any expenses incident to any loan obtained by Buyer in connection with the purchase of the Property, all costs associated with investigations and inspections undertaken by Buyer with respect to Buyer’s acquisition of the Property, and Buyer’s attorney’s fees.

11.	Representations and Warranties; Disclaimers.

(a)	Seller hereby represents and warrants to Buyer as follows:

(i)           Seller is a limited partnership and is duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in Georgia, and has all requisite power and authority to enter into this Agreement and to consummate the purchase and sale of the Property as set forth herein.

(ii)          As of the date hereof, the Existing Leases are the only leases or rental agreements presently in force for use or occupancy of apartment units in the Project. To Seller’s actual knowledge, the Existing Leases are in full force and effect; and, to Seller’s knowledge, Seller has complied in all material respects with Seller’s duties and obligations as “lessor” or “landlord” under the Existing Leases. The Rent Roll is true and correct in all material respects. To the best of Seller’s knowledge, except as otherwise specifically set forth in the Rent Roll or elsewhere in this Agreement:

a.	no tenant is entitled to rental concessions or abatements for any period subsequent to the Closing Date;

b.

Seller has neither sent written notice to any tenant of the Project, nor received any written notice from any such tenant, claiming that such tenant, or Seller, as the case may be, is in default, which default remains uncured;

c.	there are no security deposits or other deposits;

d.	no rent has been paid more than thirty (30) days in advance under any lease of any unit in the Project; and

e.	no uncompleted work with respect to any part of the Project demised under any of the Leases to be performed by Seller will remain incomplete after the time of Closing.

(iii)        The Service Agreements scheduled and identified on Exhibit “D” attached hereto are all of the service contracts, equipment, labor or material contracts and other agreements which are presently in force and which affect the Project or the operation, repair or maintenance thereof, other than national service contracts that will terminate as to the Property as of Closing and the property management arrangements with the property manager currently engages (herein called the “Property Manager”), which property management arrangements with Property Manager will be terminated by Seller effective at Closing. In the event of a breach of the representations set forth in this Section 11(a)(iv), Seller shall indemnify and hold Buyer harmless from and against any and all claims, damages, losses, costs, expenses or liabilities incurred by Buyer as a result of such breach.

(iv)         Seller has not received any written notice from any governmental authority that the Project is currently not in compliance with any existing zoning, land use, building, fire, health, labor or safety laws, ordinances, rules and regulations applicable to the Project. In the event Seller receives any such notice during the term of this Agreement, Seller shall promptly provide a copy of such notice to Buyer, but shall otherwise have no remedial or other obligations in connection therewith.

(v)          There are no actions or proceedings pending related to the Property to which Seller is a party, before any court or administrative agency.

(vi)         To Seller's actual knowledge, neither this Agreement nor anything to be done hereunder (including, without limitation, the transfer, assignment and sale of the Property as herein contemplated), violates or will violate any written contract, agreement or instrument to which Seller is a party.

(vii)       To Seller's actual knowledge, and with the exception of (A) the possible existence of radon gas on the Project, (B) any PCBs which may be contained in electrical transformers located on the Project, (C) the possible presence of asbestos or asbestos-containing materials in the Project, or (D) the storage and use on the Project in the ordinary course of business of cleaning, maintenance or landscape supplies, containing de minimis amounts of Hazardous Materials, no Hazardous Materials have been placed upon or disposed of upon the Project by Seller. For purposes of this Agreement, “Hazardous Materials” shall mean and refer to any and all hazardous, extremely hazardous or toxic substances or wastes or constituents, as those terms are defined by any Environmental Laws.

(iii)                                     In the event of a breach of the representations set forth in this Section 5.04, Seller shall indemnify and hold Buyer harmless from and against any and all claims, damages, losses, costs, expenses or liabilities incurred by Buyer as a result of such breach, subject to the time limitations on any such claims set forth in the last sentence of paragraph 21.

(b)        Notwithstanding the foregoing provisions of this paragraph 11, it is expressly acknowledged and agreed that, if Buyer shall actually discover, or be made aware, prior to Closing that any of the representations set forth in this paragraph 11 were untrue when made, or have become untrue prior to Closing, then, if Buyer shall proceed with the consummation of the purchase and sale of the Property pursuant to this Agreement, Buyer shall be deemed to have waived any claim of breach which Buyer may have against Seller with respect to any such representation set forth herein.

(c)	Intentionally Omitted.

(d)          Wherever in this Agreement there is any reference to the "knowledge" of Seller or to any "notice" having been "received" by Seller, in any variation of such references, such references: (i) shall mean only the actual knowledge of, or notice actually received personally by, Gregory J. Lozinak, Senior Vice President, with responsibility for the Property, without any duty of inquiry or investigation; (ii) shall not mean or include any imputed or constructive knowledge of Gregory J. Lozinak, or any notice constructively received by Gregory J. Lozinak, and (iii) shall not be deemed to imply that Gregory J. Lozinak or any other person or entity has undertaken, or has any duty or obligation to undertake, any investigation or inquiry with respect to the subject matter thereof. Notwithstanding anything to the contrary contained in this Agreement, Gregory J. Lozinak shall have no personal liability hereunder.

(e)          At Closing, Seller shall represent and warrant to Buyer by delivering to Buyer a certificate (the “Seller’s Representation Certificate”) certifying that all representations and warranties of Seller in this Agreement remain true and correct as of the Closing Date and all of the representations and warranties contained herein shall be deemed remade by Seller effective as of the Closing Date.

(f)         OTHER THAN AS EXPRESSLY SET FORTH IN PARAGRAPH 11(a) (HEREIN CALLED THE “EXPRESS REPRESENTATIONS”) SELLER DOES NOT, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, AND SELLER SHALL NOT, BY THE EXECUTION AND DELIVERY OF ANY DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION WITH CLOSING, MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER, WITH RESPECT TO THE PROPERTY, AND ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING PROVISIONS, SELLER MAKES, AND SHALL MAKE, NO EXPRESS OR IMPLIED WARRANTY AS TO: (I) MATTERS OF TITLE (OTHER THAN SELLER’S LIMITED WARRANTY OF TITLE SET FORTH IN THE DEED AT CLOSING), (II) ZONING, (III) TAX CONSEQUENCES, (IV) PHYSICAL OR ENVIRONMENTAL CONDITION (INCLUDING, WITHOUT LIMITATION, LAWS, RULES, REGULATIONS, ORDERS AND REQUIREMENTS PERTAINING TO THE USE, HANDLING, GENERATION, TREATMENT, STORAGE OR DISPOSAL OF ANY TOXIC OR HAZARDOUS WASTE OR TOXIC, HAZARDOUS OR REGULATED SUBSTANCE AND FURTHER INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE AND COMPENSATION AND LIABILITY ACT, THE RESOURCE CONSERVATION AND RECOVERY ACT, THE CLEAN WATER ACT, THE SOLID WASTE DISPOSAL ACT, THE FEDERAL WATER POLLUTION CONTROL ACT, THE OIL POLLUTION ACT, THE FEDERAL CLEAN AIR ACT, THE FEDERAL INSECTICIDE, FUNGICIDE AND RODENTICIDE ACT, THE GEORGIA COMPREHENSIVE SOLID WASTE MANAGEMENT ACT, THE GEORGIA HAZARDOUS SITE RESPONSE ACT, THE GEORGIA HAZARDOUS WASTE MANAGEMENT ACT, THE GEORGIA OIL HAZARDOUS MATERIAL SPILLS OR RELEASES ACT, THE GEORGIA WATER QUALITY CONTROL ACT THE GEORGIA UNDERGROUND STORAGE TANK ACT AND THE GEORGIA AIR QUALITY ACT, EACH AS MAY BE AMENDED FROM TIME TO TIME, AND INCLUDING ANY AND ALL REGULATIONS, RULES OR POLICIES PROMULGATED THEREUNDER (HEREIN COLLECTIVELY CALLED THE “ENVIRONMENTAL LAWS”), (V) VALUATION, (VI) GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE PROPERTY, (VII) THE USE, INCOME POTENTIAL, EXPENSES, OPERATION OR CHARACTERISTICS OF THE PROPERTY OR ANY PORTION THEREOF, INCLUDING, WITHOUT LIMITATION,

WARRANTIES OF SUITABILITY, HABITABILITY, MERCHANTABILITY, DESIGN OR FITNESS FOR ANY SPECIFIC PURPOSE OR FOR A PARTICULAR PURPOSE, OR GOOD OR WORKMANLIKE CONSTRUCTION, (VIII) THE NATURE, MANNER, CONSTRUCTION, CONDITION, STATE OF REPAIR OR LACK OF REPAIR OF ANY OF THE IMPROVEMENTS, ON THE SURFACE OR SUBSURFACE THEREOF WHETHER OR NOT OBVIOUS, VISIBLE OR APPARENT, (IX) THE NATURE OR QUALITY OF CONSTRUCTION, STRUCTURAL DESIGN OR ENGINEERING OF THE PROPERTY, (X) THE SOIL CONDITIONS, DRAINAGE, FLOODING CHARACTERISTICS, UTILITIES OR OTHER CONDITIONS EXISTING IN, ON OR UNDER THE PROPERTY, AND (XI) THE PRESENCE OR EXISTENCE OF MOLD OR OTHER ORGANISMS, LEAD BASED PAINT OR WATER PENETRATION IN OR ABOUT THE IMPROVEMENTS (HEREIN COLLECTIVELY CALLED THE “DISCLAIMED MATTERS”). BUYER AGREES THAT, WITH RESPECT TO THE PROPERTY, BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OTHER THAN THE EXPRESS REPRESENTATIONS. BUYER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITION THEREOF) AND RELY UPON SAME AND, UPON CLOSING, SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, THE DISCLAIMED MATTERS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INSPECTIONS AND INVESTIGATIONS. SUCH INSPECTIONS AND INVESTIGATIONS OF BUYER SHALL BE DEEMED TO INCLUDE AN ENVIRONMENTAL AUDIT OF THE PROPERTY, AN INSPECTION OF THE PHYSICAL COMPONENTS AND GENERAL CONDITION OF ALL PORTIONS OF THE PROPERTY, SUCH STATE OF FACTS AS AN ACCURATE SURVEY AND INSPECTION OF THE PROPERTY WOULD SHOW, PRESENT AND FUTURE ZONING AND LAND USE ORDINANCES, RESOLUTIONS AND REGULATIONS OF THE CITY, COUNTY AND STATE WHERE THE PROPERTY IS LOCATED AND THE VALUE AND MARKETABILITY OF THE PROPERTY. OTHER THAN AS SET FORTH IN THE EXPRESS REPRESENTATIONS, SELLER SHALL SELL AND CONVEY TO BUYER, AND BUYER SHALL ACCEPT, THE PROPERTY “AS IS”, “WHERE IS”, AND WITH ALL FAULTS, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER OR ANY THIRD PARTY. WITHOUT IN ANY WAY LIMITING ANY PROVISION OF THIS PARAGRAPH 11, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT IT HEREBY WAIVES, RELEASES AND DISCHARGES ANY CLAIM IT HAS, MIGHT HAVE HAD OR MAY HAVE AGAINST SELLER WITH RESPECT TO:

(i)	THE DISCLAIMED MATTERS;

(ii)	THE CONDITION OF THE PROPERTY, EITHER PATENT OR LATENT;

(iii)        THE PAST, PRESENT OR FUTURE CONDITION OR COMPLIANCE OF THE PROPERTY WITH REGARD TO ANY ENVIRONMENTAL LAWS; AND

(iv)         ANY OTHER STATE OF FACTS THAT EXISTS WITH RESPECT TO THE PROPERTY.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN OR IN THIS AGREEMENT TO THE CONTRARY, BUYER SHALL NOT BE DEEMED TO HAVE RELEASED OR DISCHARGED SELLER FOR ANY CLAIMS BROUGHT BY THIRD PARTIES UNRELATED TO BUYER AND RESULTING FROM THE ACTS OR OMISSIONS OF SELLER OCCURRING PRIOR TO CLOSING (COLLECTIVELY, “THIRD PARTY CLAIMS”), AND BUYER SHALL HAVE THE RIGHT AT ANY TIME AFTER THE CLOSING TO BRING AN ACTION AGAINST SELLER, OR SEEK CONTRIBUTION FROM SELLER, ON ACCOUNT OF SUCH THIRD PARTY CLAIMS.

12.	Seller's Covenants. Seller covenants with Buyer as follows:

(a)        Between the date of this Agreement and the Closing Date, Seller shall operate the Project in substantially the same manner as the Project is operated as of the date of this Agreement, including maintenance of substantially the same leasing practices for the Project, and maintenance of substantially the same advertising and other marketing programs for the Project.

(b)                                      Between the date of this Agreement and the Closing Date, Seller shall maintain in full force and effect substantially the same insurance coverages as are generally maintained by Seller and its affiliates with respect to multi-family projects.

(c)                                       Between the date of this Agreement and the Closing Date, Seller shall not, without Buyer’s prior written consent:

(i)            enter into any new lease for an apartment unit with a first-time tenant unless the lease is on the Seller’s standard form, is for a period of no more than one (1) year and the rent shall be not less than the applicable rent set forth below for the corresponding unit type:

Unit Type	Square Footage	Rent Minimum
A1	600 square feet	$749.00/month
A2	650 square feet	$759.00/month
A3	800 square feet	$850.00/month
L1	950 square feet	$1,000.00/month
B1	1,100 square feet	$1,158.00/month
BG	1,150 square feet	$1,168.00/month
C1	1,300 square feet	$1,499.00/month
CG	1,450 square feet	$1,509.00/month

(ii)          renew or extend any Lease for an apartment unit with an existing tenant unless the renewal term is for a period of not more than one (1) year and not less than seven (7) months and that the rent for the amended, renewal or extension term shall not be less than the applicable rent set forth above for the corresponding unit type;

(iii)         terminate any Lease except by reason of a default by the tenant thereunder; or

(iv)         grant any concessions to a tenant that are not consistent with the type of rental concessions granted during the two (2) month period prior to the Effective Date and shown on the Rent Roll.

(d)                                                      On or prior to the Closing Date, Seller shall have performed all work necessary (including, without limitation, supplying operable kitchen appliances, installing new carpeting or cleaning existing carpeting, and repainting) to make all apartment units within the Property that have been vacated for more than five (5) days prior to the Closing Date ready for occupancy by incoming tenants, consistent with Seller’s past practices (the “Ready Work”). In the event that all Ready Work has not been completed prior to the Closing Date, Buyer shall proceed to close the transaction, and receive a credit on account of the incomplete Ready Work in an amount equal to $750.00, plus the cost of replacement appliances, per unit.

(e)                                       Prior to the Due Diligence Date, Buyer shall notify Seller which Service Agreements Buyer wishes to assume at Closing and which Service Agreements Buyer wants terminated at Closing (the “Rejected Agreements”), provided, however, that Seller shall have no obligation to terminate any Service Agreement that is not terminable without payment of a penalty. As to the Rejected Agreements, at Closing Seller shall give notice of termination, at its sole cost and expense, as to such Rejected Agreements so designated by Buyer, and Buyer will assume all other Service Agreements from the date of the Closing.

(f)                                        Seller shall deliver to Buyer an updated Rent Roll dated three (3) business days prior to the Closing Date.

(g)                                       Seller shall maintain a net worth equal to at least NINE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($950,000.00) through the end of the Survival Period (as defined below) and during the pendency of any claims brought prior to the end of the Survival Period.

13.        Conditions of Buyer's Obligation. Buyer's obligation to consummate the purchase and sale of the Property on the Closing Date shall be contingent and conditioned upon the satisfaction or performance of the following conditions, any one or more of which may be waived by Buyer, in whole or in part, on and as of the Closing Date:

(a)          Seller shall have performed in all material respects all covenants, undertakings and obligations of Seller required to be performed by Seller under this Agreement;

(b)          On the Closing Date, Seller shall have delivered all documents and instruments required to be delivered by Seller at Closing; and

(c)          Those representations and warranties of Seller set forth in paragraph 11 of this Agreement shall be true and correct in all material respects on and as of the Closing Date.

(d)          The Property shall be in substantially the same condition existing on the Due Diligence Date, damage by casualty and reasonably wear and tear excepted.

If any of the foregoing conditions have not been satisfied or performed on or as of the Closing Date, Buyer shall have the right, at Buyer's option, to terminate this Agreement by giving Seller written notice of such termination on and as of the Closing Date, in which event the Earnest Money shall be refunded to Buyer promptly upon request, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void. Notwithstanding the foregoing sentence, if the failure of such condition is due to a breach or default by Seller, Buyer shall be entitled to the rights and remedies set forth in paragraph 15(b).

14.        Possession at Closing. Seller shall surrender possession of the Property to Buyer on the Closing Date, subject to the Permitted Exceptions.

15.	Remedies.

(a)        If the purchase and sale of the Property contemplated hereby is not consummated in accordance with the terms and provisions of this Agreement due to circumstances or conditions which constitute a default by Buyer under this Agreement, the Earnest Money shall be delivered to and retained by Seller as Seller’s full liquidated damages for such default. The parties acknowledge that Seller’s actual damages in the event of a default by Buyer will be difficult to ascertain, that such liquidated damages represent the parties’ best estimate of such damages, and that Seller and Buyer believe such liquidated damages are a reasonable estimate of such damages. The parties expressly acknowledge that the foregoing liquidated damages are intended not as a penalty, but as full liquidated damages, in the event of a default. Such liquidated damages shall be the sole and exclusive remedy of Seller by reason of a default by Buyer, and Seller hereby waives and releases any right to sue Buyer for specific performance of this Agreement or to prove that Seller’s actual damages exceed the amount which is herein provided to Seller as full liquidated damages; provided, however, that the foregoing liquidated damages shall not apply to any duty, obligation, liability or responsibility which Buyer may have under the indemnification provisions of paragraphs 5, 19 and 22 of this Agreement.

(b)        If the purchase and sale of the Property contemplated hereby is not consummated in accordance with the terms and provisions of this Agreement due to Seller’s failure to satisfy all of Seller’s obligations under this Agreement, Buyer, as its sole and exclusive remedies, may exercise the following rights and remedies:

(i)           Buyer shall have the right to terminate this Agreement, in which event the Earnest Money shall be refunded to Buyer, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void; and

(ii)          Buyer shall have the right to sue Seller for specific performance of this Agreement, or Buyer shall have the right to sue Seller to collect actual monetary damages;

provided, however, that in the event that Buyer elects to seek to recover damages from Seller on account of Seller’s failure to satisfy its obligations under this Agreement, Seller’s liability to Buyer for all damages, of any nature whatsoever, shall not exceed the lesser of (A) the Third Party Expenses, or (B) $100,000.00. Buyer shall not claim, sue for or accept an award for more than the maximum amount of damages hereinabove set forth on account of or in connection with this Agreement or any default by Seller under this Agreement, except as otherwise provided in paragraph 21 below. In no event shall Buyer have the right to recover from Seller any special or consequential damages. For purposes of this Agreement, “Third Party Expenses” shall mean costs and expenses in connection with (i) third parties performing due diligence activities on the Property on behalf of Buyer, (ii) negotiating this Agreement, and (iii) financing the proposed acquisition of the Property. Buyer acknowledges that Third Party Expenses shall not include any allocation of Buyer’s overhead or any amounts attributed by Buyer to work performed by Buyer or its employees. Buyer shall be deemed to have waived any right to sue for specific performance or monetary damages unless Buyer institutes suit therefor on or before the date ninety (90) days following Seller’s default.

The inability of Seller to convey good and marketable fee simple title to the Property on the Closing Date shall not constitute a default by Seller under this Agreement unless such inability is caused by a defect in Seller’s title to the Property which is not a Permitted Exception under this Agreement, which arises subsequent to the date of Seller’s execution of this Agreement, and which arises solely by reason of an affirmative act of Seller. Seller shall have no other liability to Buyer under this Agreement.

16.	Damage or Destruction.

(a)        If any portion of the Improvements is damaged or destroyed by casualty prior to Closing, Seller shall give Buyer prompt written notice thereof. If any portion of the Improvements is damaged or destroyed by casualty on or before the Due Diligence Date of which Buyer receives written notice from Seller on or before the Due Diligence Date, and Buyer does not elect to terminate this Agreement pursuant to paragraph 5 hereof, then Buyer shall have no right to terminate this Agreement by reason of such damage or destruction. If any portion of the Improvements is damaged or destroyed by casualty after the Due Diligence Date and prior to Closing, and the cost of repair of such damage or destruction is reasonably estimated by a third party consultant mutually acceptable to Seller and Buyer to exceed $1,000,000.00, Buyer shall have the right, at Buyer’s option, to terminate this Agreement by giving written notice to Seller on or before the date ten (10) days after the date upon which Seller gives Buyer written notice of such casualty, along with the estimate of such damage from such consultant, in which event the Earnest Money shall be refunded to Buyer promptly upon request, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void. In the event of lesser damage or destruction after the Due Diligence Date, Buyer shall have no right to terminate this Agreement by reason of such damage or destruction.

(b)        If any portion of the Improvements is damaged or destroyed by casualty prior to Closing and the purchase and sale of the Property contemplated by this Agreement is thereafter actually consummated:

(i)           the Purchase Price shall be reduced by the total of any insurance proceeds actually received by Seller on or before the Closing Date with respect to such casualty and not expended by Seller prior to Closing for the repair or restoration of the Improvements;

(ii)          at Closing, Seller shall assign to Buyer all rights of Seller in and to any insurance proceeds (including business interruption and rental loss insurance proceeds to the extent related to any period after the Closing Date) payable thereafter by reason of such casualty, along with written consent from such insurer to such assignment; and

(iii)         and Seller shall pay to Buyer an amount equal to the insurance deductibles and any uninsured costs applicable to such damage.

17.	Condemnation.

(a)        In the event of commencement of eminent domain proceedings respecting any portion of the Property prior to Closing, Seller shall give Buyer prompt written notice thereof. If all or any part of the Property is taken by eminent domain proceedings, or if there is the commencement or bona fide threat of the commencement of any such proceedings, on or before the Due Diligence Date of which Buyer receives written notice from Seller on or before the Due Diligence Date, and Buyer does not elect to terminate this Agreement pursuant to paragraph 5 hereof, Buyer shall have no right to terminate this Agreement by reason of such taking. If all or any material part of the Property is taken by eminent domain proceedings after the Due Diligence Date, and prior to Closing, Buyer shall have the right, at Buyer’s option, to terminate this Agreement by giving written notice to Seller on or before the date ten (10) days after the date upon which Seller gives Buyer written notice of such taking, in which event the Earnest Money shall be refunded to Buyer promptly upon request, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void. In the event of a taking of less than all or a material part of the Property after the Due Diligence Date, Buyer shall have no right to terminate this Agreement by reason of such taking.

(b)        If all or any part of the Property is taken by eminent domain proceedings prior to Closing and the purchase and sale of the Property contemplated by this Agreement is thereafter actually consummated:

(i)           the Purchase Price shall be reduced by the total of any awards or other proceeds actually received by Seller on or before the Closing Date with respect to any taking and not expended by Seller prior to Closing for the repair or restoration of the Property; and

(ii)          at Closing, Seller shall assign to Buyer all rights of Seller in and to any awards or other proceeds payable thereafter by reason of such taking.

(c)         For the purposes of this paragraph 17, a taking shall be deemed to be of a “material” part of the Property only if such taking involves either:

(i)           the taking of any of the existing parking spaces on the Land or which causes a loss of access or a zoning non-compliance;

(ii)          the taking of more than ten percent (10%) of the rentable space in the Improvements; or

(iii)         a taking which is reasonably expected to generate condemnation proceeds in excess of $1,000,000.00.

18.	Ownership of Information; Confidentiality Obligation/Press Releases.

(a)        Any studies, data, reports, analyses, investigations, examinations, tests, inspections or writings of or with respect to the Property produced or obtained on behalf of or at the instance of Buyer shall be deemed the sole, confidential property of Seller as owner of the Property prior to the Closing Date, but shall become the sole, confidential property of Buyer from and after the Closing Date.

(b)        If the purchase and sale of the Property is not consummated in accordance with this Agreement, regardless of the reason or the party at fault, Buyer shall use commercially reasonable efforts to promptly deliver to Seller, at Buyer’s cost and expense and at no cost or expense to Seller:

(i)           a list setting forth the names of all persons or entities who conducted investigations, examinations, tests or inspections of or with respect to the Property on behalf of or at the instance of Buyer;

(ii)          all reports, studies, surveys, site plans and other written or graphic material of any kind or nature whatsoever generated, collected, prepared or compiled in connection with such investigations, examinations, tests or inspections; and

(iii)         an instrument in form and substance reasonably satisfactory to Seller transferring and assigning to Seller all of Buyer’s rights, title and interest in or to the materials described in clause (ii), above.

(c)         No information or contents of any environmental reports, and no results of any investigation of the Property, including, but not limited to, the contents of the report issued in connection therewith, shall be disclosed by Buyer or its agents, consultants, employees, lenders, potential lenders, investors, or potential investors to any third party without Seller’s prior written approval, unless and until Buyer is legally compelled to make such disclosure under applicable laws or until Buyer consummates its purchase of the Property pursuant to this Agreement. Notwithstanding the foregoing, Buyer may disclose such matters to Buyer’s consultants and Related Parties who, in Buyer’s reasonable opinion, must know such information for the purpose of evaluating the same for Buyer as a potential purchaser of the Property. Buyer shall take all necessary actions to ensure that any Related Parties to whom such documents, items or information are furnished not make the same available or disclose the contents thereof to any person. If this Agreement is terminated for any reason, Buyer shall promptly return to Seller any and all documents, plans and other items furnished to Buyer or any Related Parties pursuant to this paragraph 18(c) without retaining copies thereof. The provisions of this paragraph 18(c)

shall survive the consummation of the purchase and sale of the Property on the Closing Date hereunder or any termination or cancellation of this Agreement.

(d)        All studies, data, reports, analyses, writings and communications, including, without limitation, any environmental reports, shall be generated by any consultant for the use of Buyer’s and Seller’s attorneys and, to the fullest extent permitted by law, shall be the work product of both Buyer’s and Seller’s respective attorneys and shall constitute confidential attorney/client communications, and each party shall use its best efforts to ensure that such confidentiality and privilege is maintained.

(e)         Notwithstanding anything contained in this Section 18 to the contrary, Buyer shall be permitted to make any required disclosures or filings to the Securities and Exchange Commission and any press releases required by the American Stock Exchange in connection with such Securities and Exchange Commission filings.

19.        Broker and Commission. (a) All negotiations relative to this Agreement and the purchase and sale of the Property as contemplated by and provided for in this Agreement have been conducted by and between Seller and Buyer without the intervention of any person or other party as agent or broker, with the exception of Apartment Realty Advisors of Georgia, Inc., called “Broker”), who has acted as agent for Seller. Seller, Buyer and Broker warrant and represent to each other that, other than with regard to Broker, Seller and Buyer have not entered into any agreement or arrangement and have not received services from any broker or broker’s employees or independent contractors which would give rise to any claim of lien or lien against the Property, and there are and will be no broker’s commissions or fees payable in connection with this Agreement or the purchase and sale of the Property by reason of their respective dealings, negotiations or communications except the commission payable to Broker by Seller in accordance with the terms and provisions of a separate agreement between Seller and Broker (herein called the “Commission”). Broker agrees that, notwithstanding anything to the contrary contained in this Agreement, if the purchase and sale of the Property is not consummated in accordance with this Agreement, regardless of the reason or the party at fault, and regardless of whether such failure results from the misconduct, bad faith act or breach or default of a party under this Agreement, no commission, fee or other charge shall have been earned by or be payable to Broker, and neither Seller nor Buyer shall be obligated or liable to Broker for any commission, fee or other charge of any kind in regard to this Agreement or the purchase and sale of the Property. If the purchase and sale of the Property is consummated in accordance with this Agreement, payment of the Commission shall constitute full and complete payment and satisfaction of any and all commissions, fees, charges and claims of Broker and Broker’s agents, employees, representatives and affiliates arising from, in connection with or with respect to this Agreement and the purchase and sale of the Property. Broker acknowledges that Broker is executing this Agreement for the sole purpose of setting forth Broker’s rights to the payment of a commission or fee in connection with the purchase and sale of the Property and Broker’s covenants as contained in this paragraph 19. Broker agrees that Broker has no other rights with respect to the payment of a commission or fee in connection with this Agreement or the purchase and sale of the Property, except as specifically set forth in this paragraph 19. Seller, Buyer and Broker shall and do each hereby indemnify, defend and hold harmless each of the others from and against any and all liabilities, damages, losses, costs and expenses (including attorneys’ fees and expenses) in any manner arising out of, by reason of or in connection with the claims, demands, actions and judgments of any and all brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of their respective dealings, negotiations or communications in connection with this Agreement or the purchase and sale of the Property.

(b)        Broker agrees to provide at Closing a sworn affidavit with respect to the payment of the compensation due Broker at Closing in connection with the transactions contemplated by this Agreement and waiving and releasing any and all lien rights under the Commercial Real Estate Broker Lien Act, O.C.G.A. §44-14-600 et seq., with respect to the Property, and running in favor of Buyer, Seller, and Buyer’s title insurer.

20.	[Intentionally Omitted].

21.        Survival. The provisions of paragraphs 6, 11(f), 18, 19, 22 and 23 of this Agreement, and the provisions of clause (iii) of paragraph 5(a) of this Agreement, shall survive the consummation of the purchase and sale of the Property on the Closing Date, the delivery of the Deed and the payment of the Purchase Price. Notwithstanding anything to the contrary set forth in this Agreement, the provisions of paragraphs 5(d), 18, 19 and 22 of this Agreement and the provisions of clause (iii) of paragraph 5(a) of this Agreement (including, without limitation, the representations and warranties of Seller under paragraph 11, shall also survive any termination of this Agreement in accordance with its terms. Except as expressly set forth in this paragraph 21, this Agreement shall survive the consummation of the purchase and sale of the Property on the Closing Date, the delivery of the Deed and the payment of the Purchase Price so long as action is brought on or prior to February 28, 2007 (the period from the Closing Date through such date herein referred to as the “Survival Period”). Further, Buyer agrees that any recovery against Seller for any breach of Seller’s covenants, agreements, representations and warranties hereunder shall be limited to Buyer’s actual damages not in excess of Nine Hundred Fifty Thousand and 00/100 Dollars ($950,000.00) in the aggregate.

22.        ERISA Compliance. Buyer is not, and is not acting on behalf of: (i) a “plan”, as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (herein called “ERISA”); (ii) a “plan”, as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing being herein collectively called a “Plan”); or (iii) an entity whose assets include “plan assets” under Department of Labor Regulation 2510.3-101 by reason of one or more Plan’s investment in such entity. Buyer does not have, and is not acting on behalf of an entity which has, a “party in interest” (as defined in Section 3(14) of ERISA) relationship to Seller or any comparable relationship under state law to Seller. Buyer represents and covenants that the transaction contemplated by this Agreement (and any underlying obligations contemplated by this Agreement) does not and shall not constitute a prohibited transaction under ERISA or a comparable violation of state law. Buyer shall, and does hereby, indemnify, defend and hold harmless Seller and any of its affiliates, and their respective officers, partners, directors, employees or agents (herein collectively called the “Indemnified Parties”) from and against any and all liabilities, damages, losses, costs and expenses (including attorneys’ fees and expenses) in any manner arising out of, by reason of or in connection with any claims, demands, actions and judgments arising out of, by reason of or in connection with the untruth of any of the statements, representations and warranties of Buyer set forth in this paragraph 22.

23.        Record Access and Retention. Where there is a legitimate reason (including, without limitation, a tax audit, other governmental inquiry, or actual or prospective claim by or against either Seller or Buyer, or to which Seller or Buyer may become a party) for Seller or Buyer to require access to records or other information relating to the Property that is in the possession or control of the other party, and if providing such access would not adversely affect the party whose records are being sought (in the good faith judgment of such party), each party will allow the other reasonable access to such records and information at its then-current location (or such other location as the party in possession of such records or information may reasonably designate), in order to analyze and/or copy the same (at the requesting party’s sole cost and expense), for use solely for the purposes for which the same are being requested. In any case in which a party hereto desires to obtain any records or information pursuant to this paragraph 23, such party shall notify the other in writing of such request, setting forth in such notice the purposes for which such records and information are being requested and the expected use thereof (including, if applicable, the nature of any claim or other proceeding in which the same will be used and the parties thereto), and the party receiving such request may, as a condition to granting the same, require that the requesting party enter into an agreement protecting the confidentiality of such records and information. In no event shall a party be obligated to provide access to records or other information under this paragraph 23 in connection with any litigation, claim, or dispute between Buyer and Seller, or in which Buyer and Seller are or may become adverse parties, other than in accordance with applicable discovery and evidentiary rules and procedures applicable to such matter, and no access to or disclosure of records or information shall be required hereunder if the same would or reasonably could result in the loss of any attorney-client privilege or other applicable evidentiary privileges that may be applicable to such records or information. Each party shall maintain its records for use under this paragraph 23 for a period of not less than three (3) years after the Closing Date.

24.	[Intentionally Omitted.]

25.	General Provisions.

(a)         Notices. Whenever any notice, demand or request is required or permitted under this Agreement, such notice, demand or request shall be in writing and shall be delivered by hand, be sent by registered or certified mail, postage prepaid, return receipt requested, or be sent by nationally recognized commercial courier for next business day delivery, to the addresses set forth below the parties’ respective executions hereof, or to such other addresses as are specified by written notice given in accordance herewith, or shall be transmitted by facsimile to the number for each party set forth below their respective executions hereof, or to such other numbers as are specified by written notice given in accordance herewith. All notices, demands or requests delivered by hand shall be deemed given upon the date so delivered; those given by mailing as hereinabove provided shall be deemed given on the date of deposit in the United States Mail; those given by commercial courier as hereinabove provided shall be deemed given on the date of deposit with the commercial courier; and those given by facsimile shall be deemed given on the date of facsimile transmittal. Nonetheless, the time period, if any, in which a response to any notice, demand or request must be given shall commence to run from the date of receipt of the notice, demand or request by the addressee thereof. Any notice, demand or request not received because of changed address or facsimile number of which no notice was given as hereinabove provided or because of refusal to accept delivery shall be deemed received by the party to whom addressed on the date of hand delivery, on the date of facsimile transmittal, on the first calendar day after deposit with commercial courier, or on the third calendar day following deposit in the United States Mail, as the case may be.

(b)        Facsimile as Writing. The parties expressly acknowledge and agree that, notwithstanding any statutory or decisional law to the contrary, the printed product of a facsimile transmittal shall be deemed to be “written” and a “writing” for all purposes of this Agreement.

(c)         Assignment. This Agreement may not be assigned by Buyer, in whole or in part, without the prior written consent of Seller, and any such assignment without the consent of Seller shall be null and void and of no force or effect. Notwithstanding the foregoing provisions, this Agreement may be assigned to any entity owned or controlled by, controlling or under common control with Buyer or Berkshire Multifamily REIT, Inc., so long as Buyer gives Seller notice of such assignment setting forth the correct name and signature block of such assignee, at least three (3) days prior to the Closing Date. No assignment shall relieve Buyer of liability for the performance of Buyer’s duties and obligations under this Agreement, whether arising before or after the date of such assignment. Subject to the foregoing provisions, this Agreement shall be binding upon and enforceable against, and shall inure to the benefit of, Buyer and Seller and their respective legal representatives, successors and permitted assigns.

(d)        Headings. The use of headings, captions and numbers in this Agreement is solely for the convenience of identifying and indexing the various provisions in this Agreement, and shall in no event be considered otherwise in construing or interpreting any provision in this Agreement.

(e)         Exhibits. Each and every exhibit referred to or otherwise mentioned in this Agreement is attached to this Agreement, and is and shall be construed to be made a part of this Agreement by such reference or other mention at each point at which such reference or other mention occurs, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.

(f)         Defined Terms. Capitalized terms used in this Agreement shall have the meanings ascribed to them at the point where first defined, irrespective of where their use occurs, with the same effect as if the definitions of such terms were set forth in full and at length every time such terms are used.

(g)        Pronouns. Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural.

(h)        Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Agreement or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

(i)          Non-Waiver. Failure by any party to complain of any action, non-action or breach of any other party shall not constitute a waiver of any aggrieved party’s rights hereunder. Waiver by any party of any right arising from any breach of any other party shall not constitute a waiver of any other right arising from a subsequent breach of the same obligation or for any other default, past, present or future.

(j)         Time of Essence; Dates. Time is of the essence of this Agreement. Anywhere a date certain is stated for payment or for performance of any obligation, the day certain so stated enters into and becomes a part of the consideration for this Agreement. If any date set forth in this Agreement shall fall on, or any time period set forth in this Agreement shall expire on, a day which is a Saturday, Sunday or federal or state holiday, such date shall automatically be extended to, and the expiration of such time period shall automatically be extended to, the next day which is not a Saturday, Sunday or federal or state holiday. The final day of any time period under this Agreement or any deadline under this Agreement shall be the specified day or date, and shall include the period of time through and including such specified day or date. All references to the “Effective Date” shall be deemed to refer to the later of the date of Buyer’s or Seller’s execution of this Agreement, as indicated below their respective executions of this Agreement.

(k)        Applicable Law. This Agreement shall be governed by, construed under and interpreted and enforced in accordance with the laws of the State of Georgia.

(l)         Entire Agreement; Modification. This Agreement supersedes all prior discussions and agreements between Seller and Buyer with respect to the purchase and sale of the Property and other matters contained herein, and this Agreement contains the sole and entire understanding between Seller and Buyer with respect thereto. This Agreement shall not be modified or amended except by an instrument in writing executed by or on behalf of Seller and Buyer.

(m)       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

(n)        Attorneys’ Fees. In the event of any litigation between Buyer and Seller arising under or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party the expenses of litigation (including reasonable attorneys’ fees, expenses and disbursements) incurred by the prevailing party.

(o)        Authority. Each party hereto warrants and represents that such party has full and complete authority to enter into this Agreement and each person executing this Agreement on behalf of a party warrants and represents that he has been fully authorized to execute this

Agreement on behalf of such party and that such party is bound by the signature of such representative.

(p)        Counsel. Each party hereto warrants and represents that each party has been afforded the opportunity to be represented by counsel of its choice in connection with the execution of this Agreement and has had ample opportunity to read, review, and understand the provisions of this Agreement.

(q)        No Construction Against Preparer. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have prepared or imposed such provision.

(r)         No Lien. This Agreement is not and shall not be deemed or considered to convey or be an interest in or lien against the Property.

(s)         No Recording. In no event shall this Agreement or any memorandum hereof be recorded by Buyer in any public records, and any such recordation or attempted recordation shall constitute a breach of this Agreement by Buyer.

(t)         ADA Disclosure. Buyer acknowledges that the Project may be subject to the federal Americans With Disabilities Act (herein called the “ADA”) and the federal Fair Housing Act (herein called the “FHA”). The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons. Without limiting the generality of any provision of this Agreement, Seller makes no warranty, representation or guarantee of any type or kind with respect to the Project’s compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representation. Buyer agrees that, at all times from and after Closing, Buyer will indemnify and hold Seller harmless from and against all liabilities, damages, losses, claims, causes of action, suits, demands, charges, complaints, costs and expenses (including attorneys’ fees and costs associated with defending any action in the manner of Seller’s choosing), which Seller may suffer, incur or be obligated to perform as a result of any alleged or actual noncompliance of the Project with the ADA or the FHA (or any similar state or local law) first arising or occurring after the Closing Date.

(u)        Prohibited Person. For purposes of this Agreement, a “Prohibited Person” means any of the following: (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (herein called the “Executive Order”); (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity that is named as a “specifically designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (herein called “OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or

(v) a person or entity that is affiliated with any person or entity identified in the foregoing clauses (i), (ii), (iii), or (iv). Buyer represents and warrants to Seller, knowing that Seller is relying on such representation and warranty, that Buyer is not a Prohibited Person. Seller represents and warrants to Buyer, knowing that Buyer is relying on such representation and warranty, that Seller is not a Prohibited Person.

(v)        Post-Closing Audit Rights. Notwithstanding anything contained in Section 23 to the contrary, upon no less than fifteen (15) days' prior written notice, each party agrees to make available to the other and its respective independent accountants or attorneys, for inspection and copying, at the requesting party's sole cost and expense, sufficient information (i) to prepare or amend (y) tax returns and/or audited financial statements and (z) an audit letter for the Property to be prepared by Buyer for the calendar years 2003, 2004, 2005 and 2006, and (ii) for any other reasonable purpose, which information shall include books and records for the Property, property and operating statements, real estate tax records, capital expenditures records and maintenance records of the Property, if and to the extent that such records are in such party's actual possession as of the Closing Date. All such records shall be made available for inspection by the requesting party and its independent accountants or attorneys at such location as the party providing the records may reasonably choose.

[Remainder of page intentionally left blank.]

[Execution Version]

                IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute and deliver this Agreement, all as of the day and year first written above.

SELLER:

ING U.S.-Residential Fund, L.P., a Delaware

limited partnership

By: ING U.S. – Residential Fund, Inc.

its general partner

By

By /s/ Robert D. Greer, Jr. _________

Name:  Robert D. Greer, Jr. _____

Title:   Vice President______

(CORPORATE SEAL)

Initial address for notices:

c/o ING Clarion Partners

601 Thirteenth Street, N.W.

Suite 700 North

Washington, D.C. 20005

Attention: Mr. Robert D. Greer, Jr.

Telephone Number: (202) 879-9484

Telecopy Number: (202) 393-2025

With a copy to:

Greenberg Traurig

800 Connecticut Avenue, N.W.

Suite 500

Washington, D.C. 20006

Attention: Jeffry R. Dwyer

Telephone Number: (202) 331-3106

Telecopy Number: (202) 261-0106

Date of Seller’s Execution:

November 9, 2006

[Signatures continued on next page]

BUSDOCS/1586308.8

[Execution Version]

[Signatures continued from previous page]

BUYER:

Berkshire Income Realty-OP, L.P.,

a Delaware limited liability company

By: BIR GP, L.L.C.,

a Delaware limited liability company,

its general partner

By /s/ Michael Bippus

Name:         Michael Bippus_____

Title:           Vice President______

Address for notices:

c/o Berkshire Property Advisors, L.L.C.

1080 Holcomb Bridge Road

Building 200, Suite 200

Roswell, Georgia 30076

Attention: Michael Bippus

Telephone Number: (770) 587-5160

Telecopy Number: Fax: 770-587-5138

With a copy to:

Bingham McCutchen LLP

150 Federal Street

Boston, Massachusetts 02110

Attention: Richard A. Toelke, Esq.

Telephone Number: (617) 951-8830

Telecopy Number: (617) 951-8736

Date of Buyer’s execution:

November 9, 2006

[Signatures continued on next page]

9052475.1

BUSDOCS/1586308.8

[Signatures continued from previous page]

Broker is executing this Agreement for the sole purpose of joining in and agreeing to be bound by the terms and conditions of paragraph 19 of this Agreement.

BROKER:

Apartment Realty Advisors of Georgia, Inc.

By:

Name:

Title:

Address for notices:

1575 Northside Drive, N.W.

Building 100, Suite 150

Atlanta, GA 30318

Attention: Derrick N. Bloom

Telephone Number: (404) 495-7300

Telecopy Number: (404) 495-7301

Escrow Agent executes this Agreement to acknowledge and agree to hold and disburse the Earnest Money in accordance with the terms and provisions of this Agreement.

ESCROW AGENT:

Lawyers Title Insurance Corporation

By /s/ Anne N. Wilbur         _____

Name: Anne N. Wilbur

Title: Asst. Vice President

Address for notices:

150 Federal Street, Suite 200

Boston, MA 02110

Attention: Robert G. Soule, Esq.

Telephone Number: (617) 619-4800

Telecopy Number: (617) 619-4848